Exhibit 10.36

AGREEMENT

This Agreement is entered into this March 1, 2009 by and between

Atheros (Shanghai) Co., Ltd., a wholly foreign-owned enterprise with its business office at 690 Bibo Rd, Building 9, 4F, Zhangjiang High-Tech Park, Shanghai 201203, China (“Atheros”)

AND Jason Zheng, a US passport holder with passport number              whose current address is                      (“the Employee”)

Atheros and the Employee collectively as the “Parties” and individually as the “Party”

It is hereby agreed by the Parties as follows in respect of the Employee’s working at Atheros:

ARTICLE ONE COMMENCEMENT DATE

1.1	The Employee shall commence to work at Atheros on February 16, 2009 (“the Commencement Date”), contingent upon the obtaining the appropriate work permit and/or residence permit.

ARTICLE TWO JOB POSITION

2.1	The Employee’s job position shall be Vice President and General Manager APAC. The Employee will report to Craig Barrett, President and Chief Executive Officer of Atheros U.S. The Shanghai Development Center, including George Chu and the Ethernet team, will report to the Employee. The Employee’s duties will include working with George Chu to drive significant revenue growth in the Ethernet business, taking ownership of key strategic greater China customer relationships across all businesses, driving customer delivery for cretain customers and products, and identifying opportunities for organic development or acquisitions that can grow the types of tychologies and sockets Etheros can compete for, and helping lead the growth of particular new areas such as PC Bluetooth.

2.2	The Employee shall be assigned other duties as required and the Employee’s duties may change from time to time on reasonable notice, based upon the needs of Atheros’s business operation and the Employee’s skill, as determined by Atheros.

2.3	The Employee is required to devote his full energies, efforts and abilities to his work and shall fulfill the job assignment in time and in terms of quantity and quality according to Atheros’s requirements.

2.4	During the Term, the Employee is not permitted to engage directly or indirectly in any business activity that competes with Atheros.

ARTICLE THREE HOURS OF WORK AND HOLIDAYS

3.1	The Employee hereby acknowledges and agrees that due to the nature of the Employee’s responsibilities, the Employee is not entitled to overtime compensation. The Employee agrees to work reasonable overtime at the request of the Company.

3.2	The Employee shall be entitled to Chinese statutory holidays (i.e., New Year Day, Spring Festival, Labor Day and National Day, Mid-Autumn Day, Qing Ming Festival and Dragon Boat Day).

3.3	The Employee shall be entitled to a paid annual vacation in compliance with Atheros’s policies.

ARTICLE FOUR REMUNERATION

4.1	The Employee’s Remuneration is set out in Appendix hereto.

4.2	Pay day falls on the 25th day of each month and the Employee shall not draw on the future. If such pay day falls on a non-business day, it shall be brought forward to the latest business day. The individual income tax shall be withheld by Atheros from the Employee’s payroll according to relevant tax provisions.

4.3	Atheros may deduct the Employee’s Remuneration on a daily basis according to the number of days of his casual leave. Deduction on sick leave and work-related injury shall be in compliance with Atheros’s policies and the relevant national and local provisions in Shanghai.

4.4	The Employee’s Remuneration shall be reviewed and adjusted annually in accordance with the Employee’s performance over the past twelve months.

ARTICLE FIVE SOCIAL SECURITY AND LABOR PROTECTION

5.1	Atheros may at its discretion provide pension, medical, life, accidental death/dismemberment, business travel accident and other forms of insurance in accordance with Atheros’s policies. To the extent permitted by applicable law, Atheros reserves the right to unilaterally amend or discontinue such insurance at any time.

5.2	When any disease or non-work related injury occurs, the Employee may enjoy the statutory medical care period depending on his service term according to law. The remuneration during the Employee’s sick leave shall be paid in accordance with Atheros’s policies and the applicable local regulations in Shanghai.

5.3	Atheros will provide the Employee with work conditions, labor protection, and protection against occupational hazards that conform to PRC laws and regulations.

ARTICLE SIX LABOR DISCIPLINE

6.1	The Employee shall strictly observe the policies adopted and modified from time to time by Atheros in accordance with the relevant laws and regulations.

6.2	When Atheros, Atheros’s customer or any third party suffers from any loss due to The Employee’s violation of the policies of Atheros, Atheros may impose a disciplinary penalty upon the Employee in accordance with Atheros’s policies. Atheros may also claim for compensation from the Employee against such loss.

ARTICLE SEVEN TERMINATION OF THE AGREEMENT

7.1	This Agreement is open-ended. Atheros shall have the right to terminate the employee for any reason upon 30 days’ prior written notice.

7.2	Atheros may terminate this Agreement with cause or without cause, or on any grounds and any other circumstances permitted by law.

7.3	Atheros may terminate the Agreement if the Employee is “incompetent,” meaning that the Employee is unable to fulfill his duties at the level generally expected by the Company or as needed in order to meet the basic goals of the Atheros. Because the Employee holds a high-level position, the Parties agree that any retraining or reassignment before termination would serve no useful function, and is therefore not required.

7.4.	Atheros may immediately terminate the Agreement if the Employee seriously breaches the Agreement or Atheros’s rules and regulations.

7.5	Atheros may immediately terminate the Agreement if the Employee commits a serious dereliction of duty, or engages in graft, such as taking advantage of his/her position with Atheros for dishonest, illegal, or personal ends, resulting in major harm to Atheros’s interests.

7.6	Atheros may suspend the duties of the Employee, with pay, when he is subject to an investigation of any disciplinary or legal matter.

7.7	Atheros reserves the right to require the Employee to not attend work and/or to not undertake all or any of his duties of employment at any time during the term of employment, including any period of notice.

7.8	In light of his confidentiality obligations with Atheros, the Employee must give one months’ prior written notice of resignation to the Employer if he wishes to resign.

7.9	If the Employee is unable to be approved for and/or maintain a work permit and/or resident permit for any reason, Atheros shall have the right to immediately terminate this Agreement.

ARTICLE EIGHT HANDOVER AND COMPENSATION

8.1	Upon the termination of this Agreement, the handover procedures shall be handled in accordance with Atheros’s policies.

8.2	If this Agreement is terminated in accordance with Article 7, the Employee is entitled to no severance.

ARTICLE NINE OTHER EMPLOYEE COVENANTS

9.1	The Employee must keep strictly confidential all the information and materials available to him while he works at Atheros. Without prior written consent of Atheros, The Employee may not disclose any of such confidential information or materials to any third party in any manner, directly or indirectly, during or after his working at Atheros. The Employee agrees to sign a separate Confidentiality Agreement if so requested by Atheros.

9.2	The Employee shall sign an Employee’s Proprietary Information and Inventions Agreement with Atheros, a copy of which will be attached hereto as Exhibit A.

9.3	When handling the handover procedures, the Employee shall return all of the confidential information or materials to Atheros without any retention.

9.4	This Article 9 shall survive the termination of this Agreement.

ARTICLE TEN NOTICE

10.1	Any notice hereof issued by one Party shall be delivered by person or by registered mail, express mail or by courier to the other Party or its agent. Such notice shall become effective on the date when it is delivered by person or at the fourth day if it is delivered by other means, whichever is earlier.

ARTICLE ELEVEN LIABILITIES FOR BREACH OF CONTRACT

11.1	Unless otherwise agreed by the Parties, one Party shall be liable for any loss caused by its violation of the terms hereof and make compensation for the other Party.

ARTICLE TWELVE CHOICE OF LAW

12.1	It is hereby specifically agreed by the Parties that this Agreement is governed by applicable PRC national law as well as local applicable regulations in Shanghai regarding employment of foreign nationals in China. In particular, the Employee agrees that other than those provisions of PRC employment law that are specifically applicable to the employment of foreign nationals in China, the terms and conditions of this Agreement shall in all other respects govern the employment relationship between the Employee and Atheros.

ARTICLE THIRTEEN MODIFICATION

13.1	Atheros reserves the right to modify the Employee’s compensation, position, duties, location, reporting relationship or other terms and conditions of employment to meet business needs and to decide on appropriate discipline. Any other modification to this Agreement shall be valid only if agreed in writing by the Parties.

ARTICLE FOURTEEN SEVERABILITY

14.1	If any term of this Agreement is held to be invalid, void or unenforceable, the remainder hereof shall remain in full force and effect and shall in no way be affected; and, the Parties shall use their best efforts to find an alternative way to achieve the same result.

ARTICLE FIFTEEN MISCELLANEOUS

15.1	This Agreement constitutes the entire agreement between t he Parties with respect to the subject matter herein. Any and all written or oral agreements heretofore existing between the Parties hereto are expressly canceled. This includes the offer letter dated February 6, 2009 by Atheros Communications, Inc., with the exception of the provisions addressing the grant of shares of common stock and Restricted Stock Units by Atheros Communications, Inc.

15.2	This Agreement shall become effective upon execution by the Parties.

15.3	This Agreement is written in English with two counterparts. Each Party holds one counterpart with equal force and effect.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first above written.

Atheros (Shanghai) Co., Ltd.

/s/ Bruce P. Johnson	(Signature)

Jason Zheng

/s/ Jason Zheng	(Signature)

APPENDIX

THE EMPLOYEE’S REMUNERATION

1.	The Employee’s base salary (before tax, individual income tax and any other sum not deducted or withheld) shall be RMB 93,551.21 per month (“Remuneration”). Effective March 1, 2009 the Employee’s base salary shall be temporarily reduced to RMB 62,716 per month. The Remuneration shall be paid in RMB. In addition, the Employee shall be entitled to (please tick the applicable item):

☑	You will be eligible to participate in the Executive Incentive Plan, subject to annual review and approval by the appropriate committee of the Board of Directors. A copy of the plan will be provided upon hire. Your target annual performance bonus is set at 75% of your annual salary – 45% tied to baseline targets, and 30% for achievement of stretch goals.

2.	Allowances:

The Employee will be allowed to claim expenses reimbursement up to RMB 751,200 annum to cover the housing expenses and meals & laundry expenses. Atheros reserves the right to review the reimbursed expenses on annual basis and may decide at its sole discretion to adjust or discontinue such arrangement.

Housing expenses

The Employee will receive a monthly rental reimbursement up to RMB 52,600

The Employee is required to provide a copy of the lease agreement together with the original rental receipt (made out in your own name) for each month’s rental in order to substantiate the Employee’s claims for housing reimbursement. The housing costs must be incurred in respect of the Employee’s residence in the PRC. All claims must be made during the calendar year in which the Employee occupies the relevant accommodation. To the extent that the housing cost claim is not supported by valid original rental receipts, Atheros will report the shortfall as taxable salary.

Meal & Laundry

The Employee will receive a monthly meals and laundry reimbursement up to RMB 10,000 per month.

The Employee is required to provide the original tax invoices in order to substantiate his claims for the reimbursement. To the extent that the claim is not supported by valid original invoices, the excess reimbursement will be reported as taxable salary.